Exhibit 99.1

News Release

Newell Brands Elects Stephanie Stahl to Board of Directors

ATLANTA, GA – December 1, 2022 – Newell Brands (NASDAQ: NWL) today announced that Stephanie Stahl has been elected to the Board of Directors, effective January 1, 2023. With the appointment of Ms. Stahl, the size of the company’s Board will increase from ten members to eleven.

“We are delighted to welcome Stephanie, a dynamic business leader with a proven track record of success, to Newell Brands’ Board of Directors,” said Patrick Campbell, Chairman. “We are confident that her extensive experience and expertise in marketing, strategic planning and execution, brand building, as well as sustainability, will further strengthen our Board and help us execute on our strategic agenda. We look forward to leveraging Stephanie’s insights and leadership to continue to position the company for sustainable and profitable growth, while driving value creation for all stakeholders and serving as a force for good.”

Ms. Stahl is a consumer driven and ESG focused leader, who brings valuable experience within the consumer sector in marketing, data analytics, digital, sustainability, brand building, and strategy. Since August 2022, Ms. Stahl has served as a Senior Advisor to Boston Consulting Group, where she was also a Partner through 2003. She is the Founder of her investment and advisory company, Studio Pegasus LLC, which was launched in 2015 to focus on supporting early-stage consumer ventures and the Co-Founder and former CEO of Ace of Air, a B Corp Certified circular beauty and wellness brand. Between 2012 and 2015, she served as Global Marketing & Strategy Officer of Coach, Inc. and prior to that held executive positions at several leading retail and consumer products companies. Ms. Stahl currently serves on the Boards of Directors of Dollar Tree, Inc. and Carter’s, Inc.

Ms. Stahl holds a B.S. in Quantitative Economics from Stanford University and an M.B.A. from the Harvard Business School.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Some of the statements in this press release, particularly those relating to strategic execution, growth and value creation, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include the factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000

News Release

Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000

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